UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

CONO ITALIANO, INC.
(Name of Registrant As Specified In Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No:

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4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF CONO ITALIANO, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

CONO ITALIANO, INC.
10 Main Street
Keyport, NJ 07735
(877) 330-2666

INFORMATION STATEMENT
(Preliminary)

January 20, 2012

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Cono Italiano, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders  (the “Stockholders”) of common stock, par value $0.001 per share (the “Common Stock”), of Cono Italiano, Inc. a Nevada corporation (the “Company”), to notify such Stockholders that on December 29, 2011, the Company received a unanimous written consent from the majority stockholders (the “Majority Stockholders”), holding 51,550,000 shares of Common Stock, resulting in the Majority Stockholders holding in the aggregate approximately 51.95% of the total voting power of all issued and outstanding voting capital of the Company.  The Majority Stockholders have authorized the following:

•
The increase in the number of authorized shares of Common Stock from one hundred million (100,000,000) shares of Common Stock to one hundred and fifty million (150,000,000) shares of Common Stock (the “Authorized Share Increase”).

On December 13, 2011, the Board of Directors of the Company (the “Board”) approved the Authorized Share Increase, and recommended the Authorized Share Increase for approval to the holders having the power to vote with respect to the Common Stock.  On December 29, 2011, the Majority Stockholders approved the Authorized Share Increase by written consent in lieu of a meeting in accordance with Nevada law.  Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase.

We will mail the Notice to the Stockholders on or about January 23, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain the Company’s financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment.

Accordingly, it was the Board’s opinion that the Authorized Share Increase would better position the Company to attract potential business candidates and provide the Stockholders a greater potential return.

INTRODUCTION

Nevada law provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. Nevada law, however, requires that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice to the Stockholders on or about January 23, 2012.

This Information Statement contains a brief summary of the material aspects of the Authorized Share Increase approved by the Board of Directors (the “Board”) of Cono Italiano, Inc. (the “Company,” “we,” “our,” or “us”) and the Majority Stockholder, which has such voting rights with respect to the Common Stock and constitute a majority of the voting power of the Common Stock.

Common Stock

As of January 20, 2012, there were 99,234,988 shares of our Common Stock issued and outstanding.  Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Authorized Share Increase is approximately 99,234,988.  Pursuant to Nevada law, at least a majority of the voting equity of the Company, or at least 49,617,495 votes, are required to approve the Authorized Share Increase by written consent. The Majority Stockholders, which hold in the aggregate 51,550,000 (as of the date hereof), or approximately 50.95% of the voting equity of the Company, have voted in favor of the Authorized Share Increase thereby satisfying the requirement under Nevada law that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Stockholders, the number of shares of Common Stock held by the Majority Stockholders, the total number of votes that the Majority Stockholders voted in favor of the Authorized Share Increase and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Majority Stockholder	Number of Shares of Common Stock held	Number of Votes held by such Majority Stockholder	Number of Votes that Voted in favor of the Authorized Share Increase	Percentage of the Voting Equity that Voted in favor of the Authorized Share Increase
Mitchell Brown	36,100,000	36,100,000	36,100,000	36.38%
Kevin Shields	4,000,000	4,000,000	4,000,000	4.03%
Sandy and Joan Masselli	3,000,000	3,000,000	3,000,000	3.02%
JTV Management and Consulting LLC	3,178,534	3,178,534	3,178,534	3.20%
Akat Global, LLC	1,200,000	1,200,000	1,200,000	1.21%
PCS Technologies, Inc.	1,200,000	1,200,000	1,200,000	1.21%
Glenn Rossi	1,200,000	1,200,000	1,200,000	1.21%
Temmco, Inc.	800,000	800,000	800,000	0.81%
Ocean Consultants, Inc.	750,000	750,000	750,000	0.76%
Spencer Taustine	500,000	500,000	500,000	0.50%

ACTIONS TO BE TAKEN

The Authorized Share Increase will become effective on the date that we file the Certificate of Amendment to the Certificate of Incorporation of the Company (the “Amendment”) with the Secretary of State of the State of Nevada.  We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

With respect to the Authorized Share Increase described in this Information Statement, the Board reserves the right, notwithstanding that the Majority Stockholder has approved the Authorized Share Increase, to elect not to proceed with the Authorized Share Increase, at any time prior to filing the Amendment, the Board, in its sole and absolute discretion, determines that it is no longer in the Company’s best interests and the best interests of the Company’s stockholders to consummate the Authorized Share Increase.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES
OF COMMON STOCK

GENERAL

The number of authorized shares of our Common Stock will be increased from one hundred million (100,000,000) shares to one hundred and fifty million (150,000,000) shares (the “Authorized Share Increase”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain our financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. The additional fifty million (50,000,000) shares of Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The additional shares of Common Stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Other than issuances pursuant to employee benefit plans and currently outstanding stock options, the Board has no current plans to issue any of the additional shares of Common Stock that would be authorized by this proposal. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of the additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on January 20, 2012, the total number of shares owned beneficially by the Company’s directors, officers and key employees, and any person (including any group) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities.  Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated. The percentage of ownership set forth below reflects each holder's ownership interest in the 99,234,988 shares of the Company's common stock outstanding as of January 20, 2012.  The number of shares set forth below reflect both our August 10, 2009 one for sixty stock split, and our share exchange which was entered into as of November 12, 2009.

Amount and Nature of
Beneficial Ownership

Name and Address of Beneficial Owner	Shares	Options/ Warrants (1)	Total (1)	Percentage of Shares Outstanding (1)
Five Percent Stockholders
Lara Mac Inc.(2)	36,100,000	0	36,000,000	36.38%
Joseph H. Masselli	7,000,000	0	15,000,000	7.05%
Executive Officers and Directors
Mitchell Brown, Chief Executive Officer and Director (2)	36,100,000	0	36,100,000	36.38%

Alex J. Kaminski, Chief Financial Officer, Treasurer and Director	0	0	0	0%
Steve Savage, Secretary and Director	750,000	0	750,000	.76%
Scott Smith, Director	0	0	0	0%
All officers and directors as group (4 persons)	36,850,000	0	36,850,000	37.14%
* Less than 1%.

The mailing address for each of the officers and directors is Cono Italiano, Inc., 10 Main Street, Keyport, NJ 07735.

(1)  Includes options and warrants exercisable as of the date hereof or within 60 days hereafter. The Company is unaware of any pledges of any shares, options or warrants by any of the individuals or entities listed above.  The Company intends to make option grants to certain officers and directors within the foreseeable future, however, no options or agreements pertaining to options have been granted or entered into by the Company or such officers and directors as of the date hereof.

(2)  Our Chief Executive Officer Mr. Mitchell Brown has sole voting power and sole power of disposition over all 6,000,000 shares of Company common owned by Lara Mac Inc. (in addition to 30,000,000 shares owned by Mr. Brown directly), and as such all such shares are therefore deemed to be beneficially owned by Mr. Brown.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(2)	Quarterly Report on Form 10-Q for the three months ended September 30, 2011;

(3)	Quarterly Report on Form 10-Q for the three months ended June 30, 2011; and

(4)	Quarterly Report on Form 10-Q for the three months ended March 31, 2011

You may request a copy of these filings, at no cost, by writing Cono Italiano, Inc. at 10 Main Street Keyport, NJ 07735 or telephoning the Company at (877) 330-2666. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holder of Common Stock of the Company only for information purposes in connection with the Authorized Share Increase, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Mitchell Brown
Name:	Mitchell Brown
Title:	Chief Executive Officer